SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), dated as of June 14, 2007, is between EnerJex Resources, Inc., a Nevada corporation (the “Company”), and Todd R. Bart, an individual resident of the State of Kansas (“Bart”). The Company and Bart are hereinafter referred to as the “Parties.”

WHEREAS, Bart has been employed by the Company as its Chief Financial Officer and as Chief Financial Officer of Midwest Energy, Inc., the Company’s direct subsidiary (“Midwest”);

WHEREAS, Bart is ceasing his employment with the Company and service to Midwest on the date of this Agreement (the “Separation Date”);

WHEREAS, the Parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including (without limitation) any and all claims and controversies arising out of the employment relationship between the Parties and the cessation thereof;

NOW, THEREFORE, in consideration of the foregoing and the covenants set forth in this Agreement, the Parties hereby agree as follows:

1.     Cessation of Service. On the Separation Date Bart resigns from, and ceases, his employment with the Company and his service to Midwest. The preceding sentence shall also serve as Bart’s concurrent resignation from each office that he has or has had with the Company and Midwest.

2.	General Releases and Covenants Not to Sue:

(a)

Bart, for himself and on behalf of his agents, attorneys-in-fact, heirs, assigns, successors, executors, and administrators, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES the Company, any subsidiary, affiliated, and related corporations, firms, associations, partnerships, and other entities (including, without limitation, Midwest), their successors and assigns, and the current and former owners, shareholders, directors, officers, partners, managers, members, employees, agents, attorneys, representatives, and insurers of such corporations, firms, associations, partnerships, and entites, and their guardians, successors, assigns, heirs, executors, and administrators (collectively, “Company Releasees”) from any and all claims, liabilities, obligations, agreements, damages, causes of action, costs, losses, and attorneys’ fees and expenses whatsoever, whether known or unknown, whether connected with Bart’s employment by the Company and service to Midwest or not, including (without limitation) any dispute, claim, charge, or cause of action arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq., the Texas Commission on Human Rights Act, Tex. Labor Code § 21.001, et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq., the Bart Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq., and any other municipal, local, state, or federal law, common or statutory, which may have arisen, or which may arise, prior to or at the time of the execution of this Agreement.

(b)

The Company, for itself and on behalf of its agents, attorneys-in-fact, assigns, and successors and Midwest and their respective agents, attorneys-in-fact, assigns, and successors, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Bart and his agents, attorneys-in-fact, guardians, successors, assigns, heirs, executors, and administrators (collectively, “Bart Releasees”) from any and all claims, liabilities, obligations, agreements, causes of action, costs, losses, damages, and attorneys’ fees and expenses whatsoever, whether known or unknown, whether connected with Bart’s employment by the Company and service to Midwest or not, which may have arisen, or which may arise, prior to or at the time of the execution of this Agreement; excluding from the foregoing release, however, any claim that the Company or Midwest may hereafter have arising from or relating to any third-party claims made against the Company or Midwest because of any actions taken by Bart, or any commitments or representations made by Bart, that violated any of Bart’s fiduciary obligations to the Company or Midwest.

(c)

Each of the Parties acknowledges and agrees that it or he is expressly releasing all claims known and suspected as well as all those unknown or not suspected and that its or his release includes and contemplates the extinguishment of all claims under any and all applicable laws.

(d)	Bart also COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against, any of the Company Releasees based upon any of the claims released in paragraph 2(a) above.

(e)	The Company also COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ACTION OR CLASS ACTION against, any of the Bart Releasees based upon any of the claims released in paragraph 2(b) above.

3. Complete and Absolute Defense. This Agreement constitutes, among other things, a full and complete release of any and all claims released by either party, and it is the intention of the parties hereto that this Agreement is and shall be a complete and absolute defense to anything released hereunder. The parties expressly and knowingly waive their respective rights to assert any claims against the other which are released hereunder, and covenant not to sue the other party or Released Parties based upon any claims released hereunder. The parties further represent and warrant that no charges, claims or suits of any kind have been filed by either against the other as of the date of this Agreement.

4.     Revocation: Bart may revoke this Agreement by written notice to the Company within seven days after his execution hereof (the “Revocation Period”). Bart agrees that he will not receive the payments and benefits provided by this Agreement if he revokes this Agreement. Bart also acknowledges and agrees that if written notice of revocation of this Agreement has not been received by the Company before the expiration of the Revocation Period, he will have forever waived his right to revoke this Agreement, and this Agreement shall thereupon and thereafter be enforceable.

5.     Non-Admission: Bart acknowledges and agrees that by entering into this Agreement, the Company does not admit, but specifically denies, any violation of any local, state, or federal law.

6.     Return of Company Property: Bart agrees that he shall return all property belonging to the Company or Midwest in his possession, custody, or control on, or as soon as practicable after, the Separation Date.

7.	Confidentiality. Bart hereby agrees and covenants, that:

(a)

he shall not divulge to any person or entity other than the Company, without express written authorization of the Company’s Chief Executive Officer, any proprietary or confidential information, whether written or oral, received or gained by him in the course of his employment by the Company or Midwest or of his duties with the Company or Midwest (“Confidential Information”), nor shall he make use of any such Confidential Information on his own behalf or on behalf of any other person or entity, for so long as such Confidential Information is not known to the general public; and

(b)

he shall return or cause to be returned to the Company’s Chief Executive Officer any and all property of the Company or Midwest of any kind or description whatsoever, including, but not limited to, any Confidential Information, which has been furnished to him or is held by him, at his residence or elsewhere, and shall not retain any copies, duplicates, reproductions or excerpts thereof.

8.     Mutual Non-Disparagement: Bart, solely on behalf of himself and his attorneys, and the Company, solely on behalf of its officers, directors, partners, managers, members, employees, agents, and attorneys who are managing agents with actual authority to speak for the Company, with regard to Bart and his employment with the Company and his service to Midwest, expressly acknowledge, agree, and covenant that they will not make any statements, comments, or communications that could constitute disparagement of one another or that may be considered to be derogatory or detrimental to the good name or business reputation of one another; provided, however, that the terms of this paragraph shall not apply to communications between Bart and his spouse, mental health professional, clergy, or attorneys, or between the Company and its advisors and attorneys, to the extent (in any such case) that such communications are subject to a claim of privilege existing under common law, statute, or rule of procedure. Where applicable, this mutual non-disparagement covenant applies to any public or private statements, comments, or communications in any form, whether oral, written, or electronic. The Parties further agree that they will not in any way solicit any such statements, comments, or communications.

9.	Payments and Benefits to Bart: In consideration for all of Bart’s covenants herein:

(a)

The Company shall pay Bart, upon expiration of the Revocation Period (if this Agreement has not been revoked by Bart) and subject to subparagraph (b) below, $56,000. Such amount shall be paid by check drawn on an account of the Company.

(b)

The payment specified in subparagraph (a) above is contingent upon the full repayment of Bart’s promissory note in the principal amount of $22,000 (“Loan”), including accrued and unpaid interest. All amounts due under the Loan will be automatically deducted from the payment set forth in subparagraph (a) and the net amount shall be remitted to Bart upon expiration of the Revocation Period.

(c)

The Company shall provide Bart, as a former officer of the Company and a former officer Midwest, rights to indemnification under the applicable corporate documents of the Company and Midwest and coverage under any directors’ and officers’ insurance policy maintained by the Company for itself and Midwest.

(d)

The Company shall accelerate, upon the expiration of the Revocation Period, the vesting of all outstanding and unvested options to purchase shares of the Company’s Common Stock granted to Bart under the Company’s applicable stock option plans and held by him as of the Separation Date. Each existing option agreement between the Company and Bart regarding those outstanding options shall be deemed amended by the preceding sentence.

(e)

The Company shall afford Bart three months after the Separation Date to exercise his vested options to purchase shares of the Company’s Common Stock under the Company’s applicable stock option plans. The Company shall cooperate with Bart in the exercise of those options that he chooses to exercise (in accordance with the terms of the documents governing those options).

(f)	The company will offer Bart six months of executive outplacement services with Right Management. The contact person is John Copeland and he can be reached at 913 323 2310.

(g)	The Company will offer up to five sessions with Bill Tidd with Saint Luke’s Health Systems for employee assistance during the transition process. Bill can be reached at 816 931 3073.

(h)	The Company shall inform Bart of, and cooperate with any exercise by Bart of, his rights under the Consolidated Omnibus Benefits Reconciliation Act (COBRA) on and after the Separation Date.

10. Tax Consequences of Payments: The Parties acknowledge and agree that the Company shall not withhold taxes or FICA from any of the payments and benefits described in paragraph 9 above and shall only report those proceeds as income as required by law. Bart, in consultation with his tax advisor, shall determine issues respecting the tax consequences of these payments. Bart agrees to indemnify the Company against, and hold the Company harmless from taxes, if any, and any penalties and interest assessed against the Company resulting from the Parties’ tax treatment of the payments and benefits described in paragraph 9 above.

11.     Governing Law: This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of Kansas, except only to the extent preempted by federal law.

12.     Statement of Understanding: By executing this Agreement, Bart acknowledges that (a) he has had at least 21 days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (b) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (c) he has read this Agreement and fully understands its terms and their import; (d) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein; (e) the consideration provided for herein is good and valuable; and (f) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

13. Executed Counterparts. This Agreement may be executed in one or more counterparts, and any executed copy of this Agreement shall be valid and have the same force and effect as the originally-executed Agreement.

14. Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Bart and the Company.

15. Assignability. Bart’s obligations and agreements under this Agreement shall be binding on Bart’s heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company may assign this Agreement or any of its rights or obligations arising hereunder to any party, as part of a sale of its assets or other similar change of control.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof, and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter hereof.

17. Severability. Should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever the Executive's obligation to provide the binding release to all entities intended to be released hereunder.

[Signature Page Follows]

EXECUTED in Overland Park, Kansas, this 19th day of June, 2007.

BART:
/s/Todd R. Bart TODD R. BART

EXECUTED in Overland Park, Kansas, this 14th day of June, 2007.

ENERJEX RESOURCES, INC.

By:	/s/Steve Cochennet Steve Cochennet, Chief Executive Officer